SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2004

KIRKLAND’S, INC.

(Exact Name of Registrant as Specified in Charter)

TENNESSEE	000-49885	62-1287151
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or	file	Identification
Organization)	number)	Number)

805 NORTH PARKWAY
JACKSON, TENNESSEE 38305
(Address of principal executive offices)

(731) 668-2444
(Registrant’s telephone number, including area code)

Item 12. Results of Operations and Financial Condition.
Signatures

Item 12. Results of Operations and Financial Condition.

     On May 6, 2004, Kirkland’s, Inc. (the “Company”) issued a press release reporting sales results for the 13-week period ended May 1, 2004 (the “Press Release”). A copy of the Press Release is attached hereto as Annex 1 and is incorporated by reference into this Item 12.

     The information in this Form 8-K, including Annex 1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended. The disclosure in this Form 8-K, including Annex 1, of any financial information shall not constitute an admission that such information is material.

Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland’s, Inc.
Date: May 6, 2004	By:	/s/ Robert E. Alderson
Robert E. Alderson
President and Chief Executive Officer

ANNEX 1

News Release

Contact:	Rennie Faulkner
Executive Vice President & CFO
(731) 668-2444

KIRKLAND’S REPORTS FIRST QUARTER SALES

JACKSON, Tenn. (May 6, 2004) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today announced sales for the 13-week period ended May 1, 2004.

     Net sales for the first quarter ended May 1, 2004, increased 12.5% to $82.6 million from $73.4 million for the first quarter ended May 3, 2003. Comparable store sales for the first quarter of 2004 increased 1.5% compared with the Company’s expectation of a 2% to 3% increase. Kirkland’s comparable store sales increased 5.1% for the first quarter of fiscal 2003. The Company opened three stores and closed five stores during the quarter and is on target to achieve a net increase of 40 stores for fiscal 2004.

     Kirkland’s also stated that it now expects net income for the quarter to be at the low end of or slightly below its previously issued guidance of $0.04 to $0.05 per diluted share. The Company will release its first quarter results after the market closes on May 19, 2004, and hold its regularly scheduled first quarter earnings conference call at 10:00 a.m. EDT on May 20, 2004.

     Commenting on the announcement, Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “We experienced a good start to the quarter, but the pace of business slowed in the latter part of the quarter. We responded to the weaker environment with targeted markdowns to create more excitement, but customer response was not sufficient for us to meet our sales plan. We did achieve solid performance in several key merchandise categories that contributed to a higher average retail price compared with the prior year.

     “As we enter the second quarter, our priorities are restoring better sales momentum in our stores and completing the move into our new distribution center. Another emphasis will be new store openings, which will accelerate over the next three months. Inventories ended the quarter above plan, primarily due to the early arrival of certain product that is targeted for second quarter business and in support of new store openings. We remain optimistic about our merchandise assortments for the upcoming quarter and expect inventory levels to be back on plan in July. Overall, we believe we have developed a good plan to take advantage of opportunities for sales and merchandise margin improvement in the second quarter versus the prior year.”

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805 N. Parkway • Jackson, Tennessee 38305 • (731) 668-2444

KIRK Reports Q1 Sales

May 6, 2004

     Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States, operating 278 stores in 34 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 15, 2004. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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